Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Completion of its Debt Exchange and Financing Transaction

HOUSTON, TX—December 7, 2016 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced the completion of its previously announced debt exchange and financing transaction with certain holders (the “Holders”) of Cobalt’s outstanding convertible senior notes due 2019 (the “2019 Notes”) and convertible senior notes due 2024 (the “2024 Notes”). The transaction consisted of (i) the issuance and sale by Cobalt of $500 million aggregate principal amount of its new first lien senior secured notes due 2021 to the Holders for cash at a price of 98% and (ii) the issuance of $584,732,000 aggregate principal amount of its new second lien senior secured notes due 2023 and 30.0 million shares of Cobalt’s common stock to the Holders in exchange for $616,554,000 aggregate principal amount of 2019 Notes and $95,855,000 aggregate principal amount of 2024 Notes held by the Holders.

Cobalt’s Chief Executive Officer Timothy J. Cutt said, “We are pleased with the results of this transaction. We have raised approximately $500 million of additional liquidity at a critical time for the company, increasing our runway and allowing us to both operate our business and pursue asset sales without any liquidity constraints. In addition, we have also pushed out the maturity of nearly half of the $1.38 billion 2019 notes by four years to 2023. This transaction is an important first step in improving Cobalt’s financial liquidity while also better aligning our debt maturities with our likely development plans.”

Lazard Freres & Co. LLC and Goldman, Sachs & Co. acted as Cobalt’s financial advisors for this transaction.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115